Exhibit 10.16

Bank and Company Cooperation Agreement

Pu Su Gong Jin No.: 2004015

Party A: Shanghai Pudong Development Bank Suzhou Branch

Party B: Multi-Fineline Electronix (Suzhou No. 2) Co. Ltd.

Party C: Multi-Fineline Electronix (Suzhou) Co., Ltd.

1.	Party A shall provide a comprehensive credit extension of US$20 million to Party B and Party C: the line for Party B shall be guaranteed by Multi-Fineline Electronix (Suzhou) Co., Ltd., while the line for Party C shall be in the form of credit. Within this line, the company may use the capital at its own discretion, which may be in forms such as US dollar loans, RMB loans, banker’s acceptance bill and establishment of import letter of credit.

2.	Within the line as mentioned above, Party A shall provide to Party B and Party C the prime lending rate in accordance with the capital conditions in the market. Currently, the prime lending rate in the market for RMB is the state rate of People’s Bank of China, and US dollar lending rate is LIBOR+0.75%. If the actual interest rate drops below the interest rate as mentioned above due to market changes, the lower interest rate shall be implemented.

3.	Party A shall charge a 0.075% service fee for establishing an import letter of credit for Party B and Party C; Party A shall charge a 0.05% service fee for issuing a banker’s acceptance bill for Party B and Party C; Party A shall charge a 0.05% service fee for T/T remittance by Party B and Party C through Party A, and the maximum may not exceed RMB 500 yuan for a single transaction; the price for foreign exchange settlement by Party B and Party C through Party A shall be based on the purchasing price as announced by the bank on the day plus 0.10%, and as for the purchase of foreign currency by Party B and Party C, the exchange rate Party A offers shall be based on the selling price as announced by the bank on the day minus 0.10%. The service charge shall be 0.1% for negotiable export letter of credit. The cable charge shall be RMB 80 yuan for a single transaction.

4.	This line of credit extension shall be signed once a year, which shall be operated under the name of working capital loan, so as to minimize financial expenses, and as for the loans made, Party B may repay the loans in advance.

5.	Party B and Party C promise that their assets will not be put as pledge to a third party.

6.	With the development of Party B and Party C and the second-stage expansion, Party A promises that the line of working capital loan may be increased for Party B and Party C in accordance with the production and marketing status of the company.

7.	Under the condition that Party A promises to satisfy the comprehensive capital needs of the company, Party B and Party C shall place the major settlement business in our bank.

8.	Party A, Party B and Party C promise to treat this Agreement as commercial secret. The Agreement has three identical original copies, and Party A, Party B and Party C respectively hold one copy each.

[oval seal:] Multi-Fineline Electronix (Suzhou No. 2) Co. Ltd.

Party A: (Signature and Seal) [round seal:] Shanghai Pudong Development Bank Suzhou Branch Corporate Finance Department [illegible signature]	Date: July 30, 2004

Party B: (Signature and Seal) [oval seal: Multi-Fineline Electronix (Suzhou No. 2) Co. Ltd.] [illegible signature]	Date: July 30, 2004

Party C: (Signature and Seal) [round seal: Multi-Fineline Electronix (Suzhou) Co., Ltd.] [illegible signature]	Date: July 30, 2004

[oval seal:] Multi-Fineline Electronix (Suzhou No. 2) Co. Ltd.